                                                                       EXHIBIT 8
Board of Directors
11/03/98
Page 1

Board of Directors
First Source Bancorp, Inc.
1000 Woodbridge Center Drive
Woodbridge, NJ 07095


Dear Ladies and Gentlemen:



We have acted as counsel to First Source Bancorp, Inc., a Delaware corporation ("FIRST SOURCE") in connection with the proposed merger of Pulse Bancorp, Inc., a New Jersey corporation ("PULSE"), with and into FIRST SOURCE (the "Merger") and the merger of Pulse Savings Bank ("PULSE BANK"), a wholly owned subsidiary of PULSE with and into First Savings Bank SLA ("FIRST SAVINGS"), a wholly owned subsidiary of FIRST SOURCE (the "Bank Merger") immediately after and following the Merger, pursuant to: (i) the terms of the Agreement and Plan of Merger dated as of July 9, 1998 (the "Merger Agreement") by and among FIRST SOURCE and PULSE; and (ii) the terms of the Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") by and among FIRST SAVINGS and PULSE BANK, each as described in the Registration Statement on Form S-4 filed by FIRST SOURCE with the Securities and Exchange Commission (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

For purposes of such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents submitted to us as relevant to this opinion, and we have relied upon the documents referred to above (the "Documents"). We have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite corporate actions, the due execution and delivery and the validity and binding effect and enforceability of such Documents. We have made investigations of such matters of law and fact as we have considered necessary or appropriate for this opinion. Our opinion is based on the assumption that there are no agreements or understandings with

Board of Directors
11/03/98
Page 2

respect to the transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinion is based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

We hereby confirm that the discussions described under the captions "Certain Federal Income Tax Consequences of the Merger" in the Prospectus that is part of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on November 3, 1998, as amended, are a fair and accurate summary of the matters addressed therein. Capitalized terms used herein but not defined have the meanings as provided in the Merger Agreement.

We hereby consent to the use of our name under the caption "Federal Income Tax
Consequences of the Merger" in the Prospectus.   In giving the foregoing
consent, we do not thereby admit we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Documents.

Board of Directors
11/03/98
Page 3


In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of changes in the event there is any change in legal authorities, facts, assumptions or Documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a contrary position to one or more of the positions reflected in the foregoing opinions, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. This opinion may not be relied on in connection with any transactions other than the transactions contemplated herein.


Sincerely,


/s/ Patton Boggs LLP

PATTON BOGGS LLP

gjs/jkw/spc